Exhibit 99.2
Okta, Inc.
100 First St., Suite 600
San Francisco, CA 94105
888-722-7871
okta.com

August 26, 2022

J. Frederic Kerrest
via Email

Re: Your Sabbatical

Dear Frederic:

This letter (this “Agreement”) memorializes our agreement regarding your sabbatical with Okta, Inc. (the “Company”).
Your sabbatical will begin on November 1, 2022, and will continue through and including October 31, 2023 (such period, your “Sabbatical”). During your Sabbatical, you will remain an at-will employee of the Company but are not expected to and should not fulfill any of your regular duties as an employee. You will, however, continue to serve as Executive Vice Chairperson and a member of the Board of Directors of the Company (the “Board”). During your Sabbatical, you will cease to be paid your base salary and benefits, other than healthcare as described below. You also will not be eligible to earn your annual bonus during your Sabbatical; however, you will remain eligible to earn 75% of your fiscal 2023 annual bonus based on your service through the end of the fiscal quarter ending October 31, 2022, with any bonus to be earned based on actual performance and paid at the same time bonuses are paid to other senior executives of the Company, and you will likewise remain eligible for 25% of your fiscal 2024 annual bonus based on your expected partial-year service in fiscal year 2024 following your return.
You will not be eligible to be granted an equity award under the fiscal 2024 long-term incentive program. In the event you return to active employment at the end of your Sabbatical, you will be eligible to be granted an equity award under the fiscal 2025 long-term incentive program. During your Sabbatical, the vesting of your equity awards, including your stock options and restricted stock units, will be tolled; however, such equity awards will remain outstanding in accordance with their terms and will recommence vesting on their existing schedule, adjusted to reflect the tolling during your Sabbatical, upon your return to active employment following the completion of your Sabbatical. With respect to each of your awards under the Okta, Inc. 2009 Stock Plan (the “2009 Plan”), your Sabbatical shall constitute a bona fide leave of absence and shall not constitute a termination of Service, under Section 6(g) of the 2009 Plan. With respect to each of your awards under the Okta, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), your Sabbatical shall constitute an approved leave of absence and shall not constitute a termination of employment, under Section 17 of the 2017 Plan.
During your Sabbatical, you will continue to have access to your Company e-mail account, certain Company facilities and certain information systems of the Company, in each case, as determined necessary or appropriate by the Company. You will also retain your Company issued laptop. You agree to only access Company proprietary information to the extent necessary to fulfill any duties to the Company you perform during your Sabbatical. For the avoidance of doubt, during your Sabbatical, you will remain subject to, and hereby reaffirm your obligations under, the Proprietary Information and Inventions Agreement you previously entered into with the Company.

You agree to promptly notify the Chief Executive Officer of the Company in writing if you decide not to return to active employment at the end of your Sabbatical and, in any event, by September 30, 2023. If you do not return to active employment at the end of your Sabbatical for any reason other than your death, your employment will be deemed to have terminated on October 31, 2023. If you die during the Sabbatical, your employment will be deemed to have terminated on your date of death and your unvested equity awards will be treated in accordance with the Company’s Death Related Equity Acceleration Policy. If you terminate employment on October 31, 2023, other than as a result of your death, all of your unvested equity awards will thereupon be forfeited. As long as you continue your Board service, your vested stock options will remain outstanding and exercisable based on your service on the Board. Your equity awards are hereby deemed amended to the extent necessary to reflect the terms of this paragraph and the paragraph directly above.
You will continue to be eligible for health, dental and vision coverage during your Sabbatical, provided, that in the event you cease to be eligible to participate in the Company’s health, dental and/or vision plans as an employee during your Sabbatical, then if you or your covered dependents timely elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state equivalent thereof, “COBRA”), the Company will directly pay the COBRA premiums for you and/or your covered dependents through the earlier of (i) October 31, 2023 or (ii) the date you and your covered dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments through October 31, 2023.
During and after your Sabbatical, you will continue to be subject to the terms and conditions of your proprietary information and inventions assignment agreement with the Company. Nothing in this letter agreement changes the nature of your at-will employment with the Company.
This Agreement constitutes the entire and exclusive agreement between the Company and you with respect to the subject matter hereof. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. This Agreement will be governed by California law, excluding laws relating to conflicts or choice of law. This Agreement has been duly authorized and approved by the Compensation Committee of the Company.
Please indicate your agreement to the terms of this Agreement by returning a signed copy of this letter agreement at your earliest convenience. If you have any questions, please contact me.

Very truly yours,

Okta, Inc.

/s/ Kristina Johnson
By: Kristina Johnson

ACCEPTED AND AGREED

/s/ J. Frederic Kerrest
J. Frederic Kerrest

Date: August 29, 2022